Exhibit 99.1

New World Brands Announces Acquisition and New Senior Management

October 9, 2009 — New World Brands (NWB)  (OTC BB: NWBD.OB — News) (www.nwbtechnologies.com) announces acquisition and new senior management

On October 5, 2009, New World Brands, Inc. (“NWB”) executed an asset purchase agreement (the “Agreement”) pursuant to which the Company agreed to acquire certain assets of Aeropointe Partners Inc. (“API”), a Texas Corporation, and pursuant to which it was agreed that certain changes would occur in connection with the Company’s Officers and Directors.

NWB has acquired certain assets of Aeropointe Partners Inc. related to the telecom carrier route portion of API’s business.  This allows NWB increased efficiencies when these assets are combined with its own.  A significant element of this transaction was also to bring in the expertise of the Aeropointe staff and senior management. Steven Bell, CEO of Aeropointe, will be taking over the position of President of NWB and become a member of its Board of Directors.  Shawn Lane, President of API, will assume the title of Chief Operating Officer of NWB. NWB will also be adding a new director of carrier sales and operations staff as result of this transaction.  All new members of NWB’s senior management have many years of experience in the telecommunications industry and provide complementary talents to the existing NWB management. Aeropointe Partners is located in Dallas, Texas area and NWB will add this location as a new operating facility for NWB.

The CEO of New World Brands, M. David Kamrat, commented “I am very pleased with this new addition to New World Brands and feel that it will go a long way towards us achieving many of the goals we as a company are focused on.”  The effective date of the transaction is September 1, 2009 and the final executed terms to the definitive agreement were met on October 5, 2009

The combined management of the company has already identified many areas where the operations can be complementary and NWB can reap the benefits of new increased vertical integration in the marketplace. Steve Bell, the new President of New World Brands said “We are all looking forward to a stronger and more competitive company as a result of this deal and I am eager to jump to all aspects of the business.” Please refer to the company’s 8-K filing with the Securities and Exchange Commission on our website at www.nwbtechnologies.com and the SEC website at www.sec.gov.

About New World Brands

New World Brands is a state-of-the-art Telecommunications Technology Company that provides cost-effective, reliable, scalable products and services on a global basis specializing in international industry leading telephony solutions. NWB expertise includes international Voice over IP (“VoIP”) call termination, data, and proprietary breakthrough (“GSM”) mobile communication solutions. NWB enables businesses to drastically reduce their costs by extending their legacy PBX’s to VoIP and GSM networks. New World Brands’ innovative research and development team, along with a multi-divisional approach, is designed to help businesses deploy the most effective technologies available in the evolving IP marketplace today.  For more information, please visit our website at www.nwbtechnologies.com.

Safe Harbor

We caution readers that this Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise, are based on the Company’s current expectations or beliefs rather than historical facts concerning future events, and they are indicated by words or phrases such as (but not limited to) “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “think,” “intend,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. Forward-looking statements in this release also include statements about business and economic trends. Many factors may cause our actual results to differ materially from those described in forward-looking statements, including without limitation those described under “Certain Risk Factors” in our Annual Report on Form 10-K/A, as filed with the SEC on May 13, 2008, and specifically including the risk that management’s assumptions and analysis of the potential market for existing and new products, and our competitive position in that market, prove untrue, and the risk that management will not be able to successfully address changing market conditions.

New World Brands, Inc. also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

MEDIA CONTACT:

Yigal D. Kahana, Esq.

New World Brands, Inc.

340 W. 5th Avenue

Eugene, OR 97401

Phone: 541-683-2892

Fax: 541-302-3064